Exhibit 99.1

Anworth Announces Company Updates

SANTA MONICA, Calif.--(BUSINESS WIRE)--April 3, 2020--Anworth Mortgage Asset Corporation (NYSE: ANH) (“Anworth”) announced today the following updates with respect to its operations through the close of business on April 3, 2020:

  The global COVID-19 outbreak has significantly impacted the global economy, world financial markets, and the markets for both Agency mortgage-backed securities (“Agency MBS”) and non-Agency mortgage-backed securities (“Non-Agency MBS”). The Fed’s recent actions to support the Agency MBS market have been succeeding in lowering what had been an unprecedented level of volatility over the past several weeks. Non-Agency MBS prices have moved significantly lower recently, but have stabilized over this past week. We have taken significant steps through this market turmoil to improve liquidity and lower outstanding repurchase agreement borrowings through sales of Non-Agency MBS and Agency MBS.
  We estimate that our book value per common share at March 31, 2020 is down approximately 40% in the current quarter, to approximately $2.75 per share. Including our three series of preferred shares, the book value of our combined common and preferred stock has declined by approximately 32%.

  Anworth has reduced its Non-Agency repurchase agreement borrowings to approximately $270 million at March 31, 2020 through the sales of Non-Agency MBS, down from $428 million at December 31, 2019. Additional sales of Non-Agency MBS that we have made after March 31, 2020 are expected to further reduce our Non-Agency repurchase agreement borrowings to approximately $180 million. Agency MBS sales and principal payments have enabled the reduction of Agency MBS repurchase agreement borrowings to approximately $2.2 billion at March 31, 2020, enabling Anworth to build additional liquidity as well as reducing our leverage during this period of increased market volatility. Anworth has met all margin calls from its lenders and counterparties as of April 3, 2020.
  At March 31, 2020, Anworth’s cash and unpledged Agency MBS assets were in excess of $130 million.
  We expect to make an announcement this month regarding our common stock dividend relative to the first quarter of 2020. We do anticipate that the payment date for such a dividend will be later than April 29, 2020, which would have been its routine payment date.

About Anworth Mortgage Asset Corporation

We are an externally-managed mortgage real estate investment trust (“REIT”). We invest primarily in mortgage-backed securities that are either rated “investment grade” or are guaranteed by federally sponsored enterprises, such as Fannie Mae or Freddie Mac. We seek to generate income for distribution to our shareholders primarily based on the difference between the yield on our mortgage assets and the cost of our borrowings. We are managed by Anworth Management LLC (our “Manager”), pursuant to a management agreement. Our Manager is subject to the supervision and direction of our Board and is responsible for (i) the selection, purchase, and sale of our investment portfolio; (ii) our financing and hedging activities; and (iii) providing us with portfolio management, administrative, and other services and activities relating to our assets and operations as may be appropriate. Our common stock is traded on the New York Stock Exchange under the symbol “ANH.” Anworth Mortgage Asset Corporation is a component of the Russell 2000® Index.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon our current expectations and speak only as of the date hereof. Forward-looking statements, which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may, ” “will, ” “believe, ” “expect, ” “anticipate, ” “assume,” “estimate,” “intend,” “continue, ” or other similar terms or variations on those terms or the negative of those terms. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including but not limited to, changes in interest rates; changes in the market value of our mortgage-backed securities; changes in the yield curve; the availability of mortgage-backed securities for purchase; increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities; our ability to use borrowings to finance our assets and, if available, the terms of any financing; risks associated with investing in mortgage-related assets; changes in business conditions and the general economy; implementation of or changes in government regulations affecting our business; our ability to maintain our qualification as a real estate investment trust for federal income tax purposes; our ability to maintain an exemption from the Investment Company Act of 1940, as amended; risks associated with our home rental business; and our Manager’s ability to manage our growth. Our Annual Report on Form 10-K and other SEC filings discuss the most significant risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contacts

Anworth Mortgage Asset Corporation
John T. Hillman, Director of Investor Relations
1299 Ocean Avenue, 2nd Floor
Santa Monica, CA 90401
(310) 255-4438 or (310) 255-4493
Email: jhillman@anworth.com
Web site: http://www.anworth.com